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The following is a transcript of a presentation to Burlington Resources
Inc.'s employees at a Town Hall meeting held January 11, 2006, by J.J. Mulva, Chairman, President and Chief Executive Officer of ConocoPhillips and John Lowe, Executive Vice President, Planning, Strategy & Corporate Affairs of ConocoPhillips and was first posted on Burlington Resources Inc.'s intranet web site on January 16, 2006.


TOWN HALL MEETING
-----------------
JANUARY 11, 2006 -- 9:00 A.M.

ATTENDEES
BOBBY S. SHACKOULS
Chairman/CEO/President, Burlington Resources, Inc.
JAMES J. MULVA
Chairman/CEO/President, ConocoPhillips
JOHN LOWE
Executive V.P. of Planning, Strategy, and Corporate Affairs, ConocoPhillips RANDY LIMBACHER
Executive Vice President/Chief Operating Officer-Burlington Resources


     INTRODUCTION
     ------------

BOBBY S. SHACKOULS
------------------
Good morning, everybody, and Happy New Year! I'd like to thank all of you for joining us this morning for our Web cast. I also would like to take this opportunity to thank all of you for your patience and your support during what I know has been a very anxious time in all of your lives since we announced the transaction between ConocoPhillips and Burlington Resources in mid-December. I also want to give a special thanks to both the BR and the ConocoPhillips members of the integration team for their hard work throughout the holiday season, and that work is continuing. I'd like to also introduce Bill Wade, one of our BR directors, who has agreed to serve on the ConocoPhillips board after the transaction is completed.

So, now without further delay, I would like to introduce Mr. Jim Mulva, ConocoPhillips' Chairman and CEO. Jim has graciously agreed to take some of his valuable time to tell BR employees about ConocoPhillips, their vision, their extensive businesses around the world, their culture and their values. This is a great opportunity for all of you to learn more about this outstanding company. Now I traveled with Jim after the transaction was announced to visit with investors and I can tell you that he is very passionate about ConocoPhillips and he's also very passionate about the upcoming combination of our two companies. Jim is joined this morning by John Lowe, who is ConocoPhillips' Executive Vice President of Planning, Strategy, and Corporate Communications, who will cover a bit of a primer on the ConocoPhillips compensation and benefits programs. We also have with us this morning Bob Ridge, ConocoPhillips' Vice President of HS&E, Sam Falcona, who is ConocoPhillips Vice President of Communications, and Kristi DesJarlais, ConocoPhillips manager of communications. Hopefully, some of you have had a chance to meet these folks as you came into the building this morning.

After Jim and John's prepared remarks, we will end the Webex. I'm sure that all of you have a lot of questions and I'd also remind you that many of those questions have been or are being addressed on our BR Employee Resource site. In addition, Jim and his team expect to hold more employee meetings over the next several weeks to cover the issues that may be on your mind as we go through this transition. In fact, Jim and his team have agreed to meet later this morning with the local members of our Team 60 Leadership Group for discussion of specific items that may be on folks' minds. With that, I will now turn the podium over to Jim Mulva.
        (Applause)

JAMES J. MULVA
--------------
TITLE SLIDE -- Bobby, thank you very much for the nice introduction. Bobby and I have known each other for quite a number of years. We're good friends. And I very much appreciate knowing and working with Bobby. I can't really think of anything that's really more important for me to do today or any other day than to spend time with all employees within ConocoPhillips and certainly within Burlington Resources -- to be available to respond to questions, concerns, anxieties, whatever it may be, as we go through the time period until we combine the two companies and then go forward through all the transition. We want to do this as quickly as we can and we want to do it with complete transparency and openness of communication. Burlington Resources, I will tell you for quite a number of years, has been a very, very successful company. It accomplished a great deal and everyone who works for Burlington or is a shareholder of Burlington or a contractor to Burlington should be very proud of Burlington and its success and what's been accomplished. Likewise, we're very proud of what ConocoPhillips has accomplished. So, with the combination of our two companies, we are creating a new frontier as part of our journey going forward, creating a truly exciting company. Both companies have a very exciting, great future ahead of them, combined. We're really very excited about what we're going to be doing together. And we want to go through this process as quickly as we can so that we're out working toward our objectives and meeting expectations as quickly as possible.

As I said, it's a very important time to be spending together. I'll go through this presentation as quickly as I can because a lot of this information is available on our Web site. But I'll try to add some color to what is ConocoPhillips and where we're going and why we are excited about our future. Remember that until this merger is approved by the regulatory authorities and by the shareholders of Burlington Resources, we must continue to operate in every way as competitors. So our ability to add additional information going forward is limited until the transaction is approved and we are a combined company. But I'm going to try to do the very best I can in terms of telling you about ConocoPhillips and then at the end, after John Lowe goes through some overviews with respect to the compensation and benefits of ConocoPhillips, I will come up and answer a number of questions that have been given to us in advance.

CAUTIONARY STATEMENT. We always have to show, for legal reasons, our "Safe Harbor". So that when we talk about the future we're in compliance with the Securities and Exchange Commission.

COP AT A GLANCE. If we look very quickly at ConocoPhillips, as you can see, it's a pretty sizeable company in terms of assets. If you take our third quarter and just analyze it, our revenues are approaching $200 billion a year -- a sizeable company. But I think what's really important is we come from different heritages, and we really think that it's important to us to operate as a smaller company in terms of our relationships with countries, partners, and employees.

You can see that we operate in quite a number of countries. Our headquarters is in Houston. And what you'll see in subsequent slides is that we're really aggressively working toward growing and participating in the energy business, both on the E&P side as well as in the downstream. Downstream is refining and marketing, but our emphasis is primarily on the refining side of the business. We also have exposure to the midstream business with joint ventures with Duke, and in chemicals around the world with Chevron. Our credit rating is "A", but as you'll see on subsequent slides, we'd like to improve that over time.

AN INTEGRATED MAJOR. How was ConocoPhillips formed? Let's go back to about 1999, to DEFS -- that's Duke Energy Field Services. That's where we took the Phillips midstream business and put it with Duke in a joint venture, which today we own 50 percent of. Phillips purchased ARCO Alaska, another watershed event in many respects. CPC is the Chevron-Phillips chemical joint venture. All of our worldwide chemical business is done on a 50-50 basis between ConocoPhillips and Chevron. Before the merger of Conoco and Phillips, Conoco purchased Gulf Canada. Phillips then purchased TOSCO, which was the largest independent refiner in the United States. With the growth and development of the company, we felt very strongly that we needed to be integrated. This was an opportunity to really enhance our integration and our presence on the refining side in North America. Then after the merger of Conoco and Phillips came the strategic alliance that was born between ConocoPhillips and LUKOIL, a very large international Russian company. And then came the most recent transaction announced in early December of Burlington Resources. So this is the process and journey in forming and creating a truly competitive integrated major.

CORPORATE STRATEGY. In terms of corporate strategy, we feel very strongly about scale, scope and size. We believe that we need to be an international company and we believe in integration. Integration means a strong E&P arm and a strong refining and marketing part of the company. And we want to aggressively grow the upstream and downstream parts of the company. On the commercial side of our business, we believe very strongly -- and I'm just going to give you very quickly the philosophy of it -- we want exploration and production to go explore and find oil and gas. We want to exploit the business development side, but the emphasis of the E&P arm is on finding and developing oil and gas. Don't worry about getting the best price for the oil and gas when it's sold in the marketplace. What we want the refining and marketing arm to do is run those refineries day-in and day-out as efficiently as possible and at a high reliability rate. Don't worry so much about where you buy the crude oil to run through the refineries and don't worry so much about where the refined products are sold. We have a commercial organization that will sell the oil and gas production, buy the crude oil for the refineries, and sell the refined products in the marketplace. So, we want the upstream and downstream to concentrate on operations and growth. We want commercial to maximize the value of the product streams. Commercial doesn't have an income statement or report results -- we just allocate back to E&P or refining and marketing the higher realized prices that commercial is able to recognize and realize. As I said earlier, we want to move toward a double-A credit rating. We feel very strongly about the discipline. We're in a commodity market. So whatever the marketplace gives us in oil and gas prices and crack spreads, we must run good, efficient, reliable operations. And this is the important last point on the slide. We think our success really is going to come from, first, our people, our technology and our financial resources. And all of this is about creating shareholder value.

STRATEGIC OBJECTIVES. Now for objectives, beginning with return on capital employed. You see a subpoint there, a number. When we compare ourselves to the peer group, the group includes the largest publicly traded companies in the industry. We usually adjust the return on capital employed because a lot of transactions over the last couple of years were done with purchase accounting or pooling. So, if we want to compare apples and apples, we make adjustments. But we want to be competitive on return on capital employed. We want to see our debt ratio getting down into the mid to high teens. You also see here the portfolio balance of the company, 65 percent in E&P, with the combination of ConocoPhillips and Burlington that concentration is going to be in excess of 70 percent. That's not a problem. By the way, I'm saying right up front that we're not interested in selling ConocoPhillips or Burlington Resources assets. We like all the assets that we have in ConocoPhillips and in Burlington Resources. Though there might be a very marginal, little piece of something that we sell - a very mature lease holding or terminal in the refining/marketing side of the business. But we like the asset base and we intend to keep it.

You see the other portfolio positions. We like to see our production growing and we feel that with the growth programs of Burlington and of ConocoPhillips, although we can be up and down a given year, we expect growth of about three percent a year as we go forward. We also want to more than replace our reserves and to do so with competitive finding and development costs. Another point that's very important on that slide is OECD. That means we operate in the more politically safe countries. While we are going to be doing business around the world, we also like a very strong position in North America -- a position that extends from Alaska through Canada and the lower 48. We are also in Europe, particularly in E&P in Norway, the U.K., and the Netherlands North Sea. We think this is a very distinguishing characteristic about our company.

BALANCED PORTFOLIO. The right-hand side of this slide shows where percentage-wise our capital was invested and the left-hand side shows where the income came from during the first three quarters of 2005. As you can see, it's relatively balanced between upstream, downstream and the joint ventures.

CASH USE COMPARISON. In terms of what we do with our cash, we have a very strong growth portfolio. So, as you see in the blue-shaded area, a lot of our cash flow gets reinvested back into the business to grow upstream and downstream. We also do some debt reduction. We don't spend as much money on share repurchases because we have sufficient capital opportunities to grow the company, but we believe very strongly in a competitive dividend and we like to see annual increases in our dividends.

E&P STRATEGY. We also want to grow our production and reserves. We talk about legacy positions. Historically, to us what a legacy position would be is something with more normalized -- I'm not talking about a $60 oil price, but lower oil and gas price assumptions -- that we could go into and make investments such that we would see at least a hundred million dollars or more a year of annualized income. In many respects, that required us to make investments of as much as a billion dollars. What we're trying to do is create a portfolio around the world that has quite a number of these legacy asset positions, either from historically or new investments, to grow these positions. We also want to continue to emphasize, maintain, retain and even grow our legacy positions in OECD countries and other new countries. And we know that it's very important on the more mature operations to extend the life of the fields and add reserves in a very efficient way.

INVESTING IN GROWTH. In terms of growth, I won't go through all these projects, but one point that we think is very unique about ConocoPhillips and what we also like about Burlington is the opportunity pipeline. We call this our pipeline of projects, or pipeline of growth, that we can see coming from gas. It can come from other international operations, from OECD countries, not just for three to five years, but well into the next decade.

STABLE PRODUCTION BASE. Another of our strengths is the stability of our production. This shows our production in OECD countries -- really in North America, Norway and the U.K. Back four or five years ago, the thought was, could we keep production at 1.2 billion barrels a day equivalent? And now today, we can see ourselves doing that at least through 2006. That's rather unique. So, we have good fields that offer new opportunities for us to develop satellite fields, use new technology and conduct more exploitation, along with very competitive finding and development costs. Adding what Burlington has on top of this really strengthens and further complements the uniqueness of our new company.

NEW LEGACY GROWTH AREAS. This slide shows the growth of new areas outside the OECD. It's pretty significant growth in terms of production, and it's spread out from the Middle East as well as many countries in Asia. I want to talk about a few of the countries to give you a feel for some of the large opportunities that we have.

VENEZUELA obviously is an interesting country. It has great opportunities in terms of reserves exploitation potential, and it fits very nicely into our oil business via our refineries that bring this oil from Venezuela to the Gulf Coast. Petrozuata was a heritage Conoco heavy oil project. Hamaca is a heritage heavy oil project from Phillips. So, you can see that we have a very sizeable position in heavy oil production in Venezuela. Corcoro is a new offshore oil field that's being developed, with production going to be brought onstream in 2007. And in Plataforma Deltana we have discoveries and reserves that will hopefully lead to gas development within the country and the potential to export gas from Venezuela. So, Venezuela is an important country to us. Obviously, we recognize that in many of these countries, there's also offsetting political risk.

ASIA PACIFIC. In terms of Asia Pacific, what's unique about our company is that through the Phillips and Conoco merger, we complemented each other so well because Phillips was in China, Conoco was in Indonesia/Malaysia, and Phillips was in the Timor Sea and Australia. So, you see the combination of strengths we have from north to south Asia. In Australia, Bayu-Undan and hopefully some other new opportunities make this a growth area for us, on both the liquid and gas sides. And you can see that our first LNG project is going to start this month, with the first cargo to Tokyo Electric, Tokyo Gas in Japan. And you can see the volumes there. Indonesia is very sizeable for us, but it's a tough business. We have some large projects and many smaller projects that together give us a substantial and growing position. In China, we have one of the largest heavy oil fields, which is going to be brought onstream in a couple years. We have first and second phases of production that will be pretty substantial for us. In the Asia-Pacific area, some of the fields that we're developing have lower-quality oil. We can sell it in the marketplace at a discount, or we can have the refineries that we own run the oil, which gives us the opportunity to create more value than taking a little bit of a hair cut in terms of the price of oil from these fields.

ASIA PACIFIC EXPLORATION SUCCESS. Here's an interesting project that I alluded to earlier. We started up the Bayu-Undan field a year or two ago on liquids and now we're starting gas production, with the first LNG cargo later this month. We have nice acreage positions in which we see further development, with hopefully new trains of LNG from Darwin that we can sell into the Asian markets and possibly even into the West Coast of the United States over time.

RUSSIA AND CASPIAN. As I said, we did our transaction with LUKOIL in late 2004. We have a new field development in the Timan-Pechora area in the very northern part of Russia. We're developing reserves that have already been discovered and will then export that oil into the markets of Europe and maybe North America in late 2007 or early 2008. Our ownership is up to 16.1 percent, and by agreement we can purchase up to 20 percent and we intend to get to that level by the end of 2006. We have an exclusive equity arrangement. We're the only company that could have equity ownership with LUKOIL. Then we also have the Timan-Pechora area as a joint venture and we're looking for other joint venture opportunities for oil and gas developments inside and outside Russia. Kashagan is the largest field that's been discovered in the last 30 years or so, and we have just over 9 percent ownership interest. This is the difficult one in terms of technical challenges, location, costs and environmental challenges, but we believe that long term, this field will be a real value creator for our company.

QATAR. In Qatar, we started off a number of years ago in the petrochemical business, ethylene, high density polyethylene. We are now a very large petrochemical player, and that led to us into gas development. We just signed off last month on our final investment decision on the Qatargas 3 LNG project, in which we have 30 percent ownership, that will bring LNG primarily to the Gulf Coast of the United States by about 2009. It's about
1.3 billion cubic feet a day. We're responsible for the development of this project as well as Qatargas 4, which is a project between Qatar and Shell. This is going to be an important addition to our reserves and production and to value creation on the gas side of the business going forward.

LIBYA. We just announced in the latter part of December our re-entry into Libya. The old Conoco had licenses in the Oasis group and ownership in Waha concessions that go back decades. And because of sanctions, Conoco and other American companies couldn't operate in Libya. That's now opened up, so we've negotiated with the Libyans to extend our concessions another 25 years. We're going to have immediate production, but one of the things we will be working on is putting our technology and financial resources to work with the Libyans to increase production from these concessions substantially. We think that will add a lot of reserves, production and certainly value for our company. Also, we are not necessarily in this group, but by ourselves looking for other opportunities to develop more oil and gas opportunities there.

BR STRENGTHENS N.A. GAS POSITION. When we look at North America, Burlington has a large presence in Canada and the lower 48 in terms of reserves and production. So we gain the strengthening of the position that we already have in both oil and gas through the combination of our companies in Canada and the lower 48. Then long term, we see the development of gas resources from the Arctic in terms of gas pipelines from Alaska and Canada, the Mackenzie Delta. So, we have a uniquely strong position that as we see is going to add reserves and production for quite a period of time.

WITH BR-MAJOR U.S. GAS SUPPLIER. Now, this slide is pretty important because it shows the strategic thrust of how this all fits together so well, why Burlington and ConocoPhillips complement each other so strongly and why we're so excited about what we are doing here. This conventional production can be oil, but we're talking about gas here. As you can see, we've located all the different basins in which we are developing in a conventional way a gas resource in Canada and the lower 48. But through LNG projects, we're trying to also bring a lot of gas into the U.S. We need all the gas we can get in the United States and in North America in the form of LNG. That's why we see Qatar gas coming here potentially. We are also a participant in a project in the Bering Sea, north of Russia. It's a substantial development that could hopefully allow us to bring in gas from Russia. We also hope to maybe bring in gas from other countries like Venezuela and Nigeria and who knows, maybe even Libya. We want to be in the gas market in every way, both conventionally through Burlington Resources and ConocoPhillips, through LNG, and then long term, through bringing in gas from the Arctic in pipelines from Alaska and the Mackenzie Delta in Canada. As you can see, we're a very sizeable producer. We're going to be the largest producer of gas. And we are in the midstream business where we process the gas and clean it up, take the liquids out, and we're a leading marketer of gas in the United States, in fact I think we're number two. So, we tend to be a pretty significant player in the production, import and marketing of gas.

ENHANCED BUSINESS MIX. What does the combination of the two companies do for us? You can see here what happens to the portfolio in terms of capital employed. We really like the strength of our North American and North Sea reserves -- the OECD mix -- and we like the idea of having more gas in the portfolio. It doesn't mean we're not interested in oil. We're interested, and wherever we can find it, we'll invest and do it. But we also like the idea of more gas in the portfolio.

PRO FORMA OPERATING IMPACT. To give you a feel for scope and size, this shows that after the combination of the two companies, where we will stand in terms of reserves and production compared to some of the largest publicly traded companies in the world. Size is not as important as the fact that we are really creating value for our shareholders and creating competitive positions. And what we really like is that we're going to be adding reserves and growing reserves and production going forward. It also shows that we're a pretty sizeable company, but again, we want to continue to operate and run more like a smaller company.

R&M STRATEGY. Our strategy in refining and marketing is to grow our worldwide refining, starting from a very strong position in the United States. We have 12 refineries along with a nice position in Europe, but we are also expanding and looking for opportunities in the Middle East as well as Asia. This is value chain optimization - running our refineries efficiently and well at whatever the market gives you in terms of crack spreads. Talking about crack spreads, what we're really saying is, what's the value of your refined product versus the cost of crude oil that comes into the refinery? We're very good at this business, and we're one of the leaders in terms of return on capital employed.

U.S. REFINING SIZE AND SCOPE. This map shows where we're located in the United States. We have a presence in all the different geographic regions. So, we're not dependent upon just one market in terms of refining and returns.

U.S. REFINING EXPANSION & UPGRADE. Before the emphasis that came this past fall with respect to lack of refining capacity and investments in refineries, we had already announced that we've been putting quite a bit of money in the refining side of the business for a number of years. We announced a $4-to-$5 billion program wherein we're going to add capacity, but more importantly, enhance our capability in most of our refineries to process the lower-quality oil feedstocks that are becoming more available in the marketplace. You pay less for it, so you take that discount and you run it through and if you've got the right equipment, deep conversion and very sophisticated refineries, you produce transportation fuels. That investment is pretty profitable and that's why we're improving the capability of our refineries.

INTERNATIONAL REFINING & MARKETING. Internationally, you can see where we are in Europe. We have refineries we own ourselves plus some joint ventures, and a small position in Asia. At the time of the merger, we didn't know what we were going to do with Asia, but what we're really looking at now with this growth and development of our company is, how can we further enhance and grow our position in Asia while earning good returns on investment that help us with respect to integration of the E&P side of Asia?

WILHELMSHAVEN ACQUISITION. We just announced around Thanksgiving that we purchased the Wilhelmshaven Refinery in northern Germany. And it fits in very nicely with respect to our refineries in Europe and how we develop and refine product and blend stock between our refineries in the East Coast of the United States and in Europe. And so we made this purchase. We're going to make a pretty substantial investment to make it a neat conversion and a very sophisticated refinery. We think this is really going to fit our portfolio well, and help us develop our refining and marketing business, and process the lower-quality crude oils potentially available from other places in the world.

COMMERCIAL. In our commercial organization, we do not take positions in terms of betting on whether we think the oil price is going to go up or down, or the gas price or the crack spread. What we do is trade around our physical assets. We trade with our volumes. And given the size of our E&P operation, the size of our refineries, we do a lot of trading in the marketplace and create value in that way. But then we allocate back the value that we create to higher realized prices in the E&P side of the business as well as refining. And we look for additional contributions from our commercial operations as the company grows in subsequent years.

CHEVRON PHILLIPS CHEMICALS JV. Chevron Phillips Chemicals is a worldwide joint venture between ConocoPhillips and Chevron. The chemicals marketplace has improved in the last 12 or 18 months , so we've seen better financial returns. This joint venture is making substantial new investments in the Middle East because you get access to low-cost feedstock gas. The result is we can export petrochemicals to Europe, the United States and primarily Asia. So, we have a chemicals growth opportunity primarily in Asia.

DUKE ENERGY FIELD SERVICES JV. Duke Energy is a midstream joint venture. We're the largest producer of natural gas liquids in North America. We look for opportunities by which we can grow and run the business well in a way that can improve our return on capital employed. We certainly like the business.

TECHNOLOGY. As I said earlier, there are three things that really drive the company. It's the people side of the company, technology and financial resources. This slide merely shows all the different things that we are doing as a company in terms of technology. We're always looking for the new things that can help enhance our capability to compete as well as to exploit and get more out of our assets both upstream and downstream.

FINANCIAL STRATEGY. We're pretty aggressive in terms of growing and developing the company. With the acquisition of Burlington, of course, we're taking on more debt, but we foresee very quickly retiring the debt and getting right back to not only a strong A credit rating, but we would expect over time to move toward a double-A credit rating. We believe strongly in annual dividend increases, and to the extent that after we fund our capital program and we have annual increases of dividends, if we perhaps have cash left over, then we would consider share repurchases.

SPIRIT OF PERFORMANCE. It's hard to express with just a slide or two, or orally in a short period of time, the culture of the company. When we went through the merger of Conoco and Phillips, the companies were quite similar in terms of the culture with respect to the importance of safety, ethics and how we do financial reporting. There's just absolutely no compromise. So we then came up with the word SPIRIT to represent all the things that are really important to us. Without going through each of the words on this slide, I'll tell you what's absolutely most important to us.

One is SAFETY. We absolutely will not compromise on safety. And anyone in the company who sees something that doesn't seem to look right has the right and ability to shut anything down. Safety is absolutely most important.

ETHICS. On ethics, if we're going to do something, we're going to do it right. If we can't do it right, we're not going to do it. So, we don't want in any way -- in any way -- to compromise anything ethically. Even if it's a lucrative opportunity, we will not do it. We absolutely will walk away from it, unless we know that we can do things in an ethical manner. This is not just compliance with the law, compliance with the regulation. It can be compliant, but you may not like the way it looks, may not quite like the transaction. Ethically, we have to more than fulfill the requirements of the rules and regulations. It's got to satisfy our willingness, our ability, our comfort factor. If we don't like something, we don't like the partner, don't like the basic opportunity or something about it ethically, then we won't do it. So, SAFETY and ETHICS are absolutely important.

RELATIONSHIPS. We think this is very unique about our company, the importance of relationships. We talk about relationships. That's relationships with one another, relationships with employees, relationships with contractors, relationships with partners, other companies we deal with, and certainly with government. Although we're a pretty sizeable company, on the other hand we want to operate and not lose the characteristics of where we come from - a smaller company, responsive, quick, in which everything and everyone is important to us. And so we really push that. I frequently say that we want to be the company that people want to work for; that communities want in their presence; they want us to have operations and investments; and shareholders want to invest in us. And all of that relates ultimately back toward relationships.

I may not have gone through all these points, but hopefully, I've given you a little of the feel of this. Life is too short. We're either going to do it safely and we're going to do it ethically or we're not going to do it.

OUR FOUNDATION FOR INTEGRITY. INTEGRITY. I frequently say this. I've kind of changed my mind a little on this. But unless you have good health, integrity and ethics, you don't have a lot to offer. On the other hand, you may be in poor health, but still have a lot to offer people. So, I've kind of modified that in a way. It's very important to be safe, have health, and have ethics and integrity. And these are some of the things that we religiously spend a lot of time and work on to make sure that we have covered and done the right way. And this comes from all over the company, and by the way our Board of Directors is very involved. Not just at board meetings, but in visits and one-off meetings with management, leadership and various facilities and operations we have in the company to make sure that we walk the talk, that we are safe, and that we follow our ethics.

TOTAL SHAREHOLDER RETURN. Compare ourselves against this larger company peer group. For three years, we've outperformed the peer group, but you know, it's always "what about tomorrow and next year?" So, the clock has started over again for this year.

RISING TO THE CHALLENGE. And really the bottom -- because this is the last slide that I have -- the first bullet point says we really have to operate well. So, there are a few fundamentals. You might step back and say, we have very substantial operations around the world upstream and downstream, but to get the value and the cash flow, we've got to run well and develop income and cash flow that we can redeploy and put back into the business to grow the company. So, that first bullet point is, we really have to have operating excellence. And we spend a lot of time on this and on a multi-year, credible maintenance program to keep our reliability up. And then the second bullet point is well-defined sustainable growth -- how we're going to grow and develop the company over the next three, five, and hopefully 10 years. We won't get it perfect, but we've got to make sure we make fundamentally the right investment decision to get that very important growth of the company. And we also believe that it's important to have a good financial plan that supports what we want to do in terms of growth and development of the company. The yellow areas at the bottom go back to the merger of Conoco and Phillips. We said what we wanted to do in '03, and then in '04 we delivered performance, and in '05 we raised expectations. So, it's a process and a journey. It's the same process and journey with respect to the transaction of ConocoPhillips and Burlington.

CONCLUSION. That pretty well concludes what I had to say, but I would want to pass along the following. As I said earlier when I started, Burlington is a very successful company and we recognize that and respect what Burlington has accomplished. Everyone should be very, very proud of what's been accomplished here. You have a very interesting and a very unique approach to how you grow and develop the business in Canada and the lower 48 and we think that approach is very integral and very important as we put the two companies together. That approach and the expertise and creativity of the human resources of Burlington are so important in making this transaction successful and in meeting our expectations as we go forward not just one, two, or three years, but three, five and ten years out in the future. I'm going to stop now. John Lowe is going to go through some comments with respect to compensation and benefits. Then I'll come back and share with you some of the questions we've received and try to respond as best we can, given that we still are competitors. And we're going to be very careful legally in just what we say and how we respond until we get regulatory and shareholder approval.

JOHN LOWE
---------
Thanks, Jim, and good morning. I'm not a compensation and benefits expert, and I'm not going to cover everything in detail. I will say that the human resource teams are working very diligently on this exercise and to get all your questions answered, hopefully, very shortly. But I will give an overview of a little of the ConocoPhillips philosophy on comp and benefits. I'll dive into some of the details on some of these slides and then I'm going to finish up with one slide on integration.

COMPENSATION/VCIP STRUCTURE. You can read all the words on these slides, but I think the important thing is that we understand that we have to pay competitively. We do a lot of benchmarking to make sure we are paying competitively. So, that's the first point. The second is that pay for performance is important. That is embedded into the philosophy. I'll get into how the bonuses are calculated. We do have a lot of pay for performance and so there is a lot of variability in what your pay may be. I think the last point I'll make on this slide is, we are a culture of accountability; however, it's not just that you get the results done. How you get them done is also important.

On the compensation side, you've got two components of that. You've got the base salary, and on that we benchmark against the major integrated companies, the large E&Ps, and the Fortune 100 companies. So we factor all that into the salary component and then we have a grade system with a number of different grades. Everything is done competitively. Then we have a variable component, an annual bonus plan that I'm going to talk about in a minute. Overall compensation is set to be at the median of the peer group.

VCIP HISTORICAL PAYOUT. This is a complicated slide. If we start at the left-hand side, every employee has a salary and a targeted bonus number. So, that may be 7 1/2 percent, it may be 10 percent, it may be 12 1/2 percent of your salary, but you have a salary and you're going to have a target bonus. The entire organization from the lowest grade level to the CEO has the same compensation structure. The variable pay is all done the same.

So, you have two pieces to the variable payout each year. One is the corporate piece. That's based upon our performance versus the peer group on shareholder return and return on capital employed. The other component, as Jim mentioned, is safety. So, health, safety and environmental performance is the other factor in the corporate award. And each business unit will have their own set of matrices. For the E&P business unit, that's primarily return on capital employed and how you managed your per-unit costs. And the way that this works, we actually take the price out of it. So, you don't get the benefit of $60 oil prices or $10 gas prices, but you also don't get punished for low prices. So, if crack spreads are poor, but you operate well and meet your targets, you're going to be rewarded for that. We take those results -- whether you met your objectives, or didn't meet your objectives. Management can give further discretion if you performed extraordinarily in that year. So, the awards can actually go all the way up to 200 percent of target. Further to that, if you had a strong individual year, you can get up to another 50 percent adjustment to the target.

So, at the end of the day, you take your salary and your target award, and you take the percentage of that target and that calculates the final award. In 2002, the year of the ConocoPhillips merger, we just had a very few months as a combined company. So, we gave everyone in the organization the same target. There's a lot of variability to the 2003 and 2004 awards. Everyone gets the corporate award. So, you can see that we're number one in shareholder return in our peer group, number one in return on capital employed in the peer group. So, we did very well on the corporate side if you add on top of that the business unit average. So, what this means is if your target bonus was 10 percent in 2003, on average, employees would have received a 15.2 percent bonus in 2004. On average, you would have received a 17 percent level. That's how the math works.

BENEFIT PLANS. Let me talk a little bit about benefit plans. As part of the overall benchmarking, making sure that we're being compensated appropriately, we have very strong benefit plans at ConocoPhillips that include the retirement plan, the savings plan, your normal insurance plans, etc. If we look at the ConocoPhillips suite of benefits versus the peer group, we are essentially at the average. So, we're very competitive with our peer group. If you put ConocoPhillips at 100 percent and this is all externally generated, if you compare that to the Burlington set of comparable benefits, Burlington would be at 92 percent. I'm going to talk about the big differences a little bit. ConocoPhillips has a very high savings matching program. We also have a higher cash balance credit and then we have our contribution to retiree medical. If you take the 92 percent versus 100 percent, those are the three big drivers. We both have comparable insurance plans, etcetera.

RETIREMENT PLAN. Let me talk a little bit about transition. For Burlington Resource employees, you're not going to lose out on your years of service for retirement calculations. You're going to have continuity in paid holidays and all that type of stuff. I've got another slide on that. But everything is going to flow through to where all the years of service are credited. So, whether you're in the cash balance plan or the final average earnings and FAE plan -- all your prior years of service, the same formula, nothing on that's going to change.

SAVINGS PLAN. On the savings plan, our targets have two components. There's one component on ESOP where you put in 1 percent. The target on that is 8 percent matching. Then there's another match program where you put in 1.25 percent and you get matched 1.25 percent. If you add that up, you put in
2.25 percent versus a match target of 9.25 percent. The last actual payout that we had on that -- the majority of this is an ESOP plan, so the stock performance does have an impact on the payout was announced last June. Based on the share price at that point in time, if you'd have put in 2.25 percent, you actually would have gotten 14 percent. So, it's a very strong program. And you do have some optionality on withdrawals, exchanges. You can actually borrow money from the savings plan.

MEDICAL COVERAGE. I'm not going to get into all the details here, but essentially, what the company offers is you can take the old style, traditional insurance coverage and you're going to pay a lot for that coverage, or you can go to the other extreme and get the bare minimum, very high deductibles, and you'll pay little for that. And it's your choice for the most part what you want to do anywhere in between.

SUBSIDIZED RETIREE MEDICAL. There is a subsidized retiree medical. You have to meet some requirements -- you have to be 50 years old and the combination of your age and years of service have to add up to 65. As I said earlier, all the BR experience counts toward all of these calculations. Retirees can purchase retiree life at the active employee group rate until you turn 65. So, there are some retiree medical benefits at ConocoPhillips.

OTHER INSURANCE BENEFITS. I'm not going to go through all these, but these are fairly standard insurance benefits. The HR people are going to line this up side by side. You're probably going to find one that isn't as good and you'll find one that might be a little bit better. All in all, I think this is a very competitive set of benefits. I'll let you look at those for a minute.

BRIDGING OTHER BENEFITS. I mentioned this earlier. As far as bridging the other benefits, that's all going to happen, whether it's vacation pay, holiday pay, you know, all of the other things we do have. This isn't an exhaustive list, whether it's educational assistance, whether it's matching gift program. ConocoPhillips has all of these types of programs that you'd participate in. Flexible work schedule, I think -- I don't know if Jim's going to talk about that at all or not, but -- versus a 9/80, what we have out in West Houston is a 19/30. It means you can take a floating day during the month rather than a fixed Friday. It doesn't apply to all of us apparently. (Laughter)

DISCLAIMER. Here's a disclaimer. We're working very hard and we actually are making some progress through the integration teams and through Bill Usher and Karen Knickel. And I think we're making some progress and hopefully, we'll be able to share a lot more specific information with everyone soon.

INTEGRATION STRUCTURE. I'll finish up with one slide here on integration. And Randy and I have been leading the integration effort and the teams have worked very hard. We set up the teams before the holidays. Many of them worked through the holidays. They've created the sub-teams. I've got 37 sub-teams here that have been formally named. There's a lot more people than that that are actually working very hard on the transaction. This is kind of the structure of how we're operating the integration. You can see that for the actual filing of the S-4, the filing of Hart-Scott-Rodino, those activities are taking place outside of the integration teams. We're doing our best to communicate what we can. We know we can always do better. I think we've now got websites set up with both companies and we'll be populating those websites with information as best we can and as soon as we can. So, with that, Jim, I'll turn it back over to you to answer a few questions.

JIM MULVA
---------
John, thank you. A number of questions have come in apparently. Let me try to run through those in the time we have. And as I said, it's difficult for us to get too detailed because we still need to be operating as competitors until we're approved regulatory-wise and shareholder-wise.

Q: What are the plans for the employee selection process and is it best players play? So, will our folks be able to compete for COP openings and when will this start occurring?

Well, I can tell you from our experience of development over the years of ConocoPhillips, we very much look at and objectively, we pick what -- we believe all employees are good. So, we're trying to pick the best players for the right spots in the positions. And I think if you'll do a little bit of checking, you will find that if you look at the company today, there are Phillips employees, there are Conoco employees, there are TOSCO employees, there are ARCO employees, and because TOSCO is made up of refineries that were purchased from other companies, there are former Exxon, Unocal and BP employees, and so if you look at our company today, it is made up of the cultures of many other companies. Everyone comes from a minority representation of the past, but we will work very hard to share a fairness with all in considering and picking the best individuals for each of the slots. By the way, a very key point is when we talk about the importance and uniqueness of the BR approach, expertise, and people and the importance of having all that combination brought to the company, that certainly will all be taken into consideration.

With respect to the organization, the determination of the structure and the office locations and then, ultimately, who are the best individuals to fill in all those slots, a key player in all this is Randy Limbacher, also working with John Lowe and others in ConocoPhillips, but if you follow what I just said, Randy is a very key player in determination of all of that, along with the entire integration team. We expect all of this to be shared and pulled out in a very transparent way, as quickly as possible. Second question.

Q: When will we know the leadership teams of the new organizations?

I'd go back to Randy again and we're working very closely on this. I'm looking through the notes that I have been given because the dates kind of change. The Integration Team comes up and says, "Well, we think we'll have this sorted out by this date," and we say, "No, not fast enough. We've got to go more quickly." (laughs) So, the latest is that we expect the North American leadership team to be announced very soon -- Randy, very soon. And then, if you go down, not only the high-level organization of North America, but go down one and two levels below Randy, we expect to have that by the early part of February. So, we're really talking about leadership down multiple levels within two or three weeks and hopefully, the sooner, the better because everyone wants to do this as quickly as we can.

Q: What is the status of Burlington offices?

ConocoPhillips worldwide headquarters is in West Houston. We do strategic shared services in Oklahoma -- Bartlesville. That was the old headquarters of Phillips. There are a lot of facilities and capabilities there, and we continue to follow that path because it makes sense to do it there -- it's low-cost, very efficient, reliable and we will continue to do that. There's no change in what the company direction has been over the last several years. But Randy, again, has the responsibility for recommending the structure. In other words, where are the field locations and how will they be structured? That is really for him -- working with the Integration Team -- to decide, but again, it comes back under the umbrella of the importance of the Burlington approach and the expertise and everything about how we make sure that we accomplish all the objectives that Burlington has had as well as those of the combined companies.

Q: What will happen in non-North America?

This is the international side of Burlington. Most likely, it's all going to be merged or put together with the existing offices of ConocoPhillips. How that's done, I don't know exactly, but I'm trying to give you kind of a direction of where we're headed.

Q: Will people have transition roles?

Transition takes some time. It's going to have an impact with respect to Fort Worth. I don't know exactly all of the details or timing, but the Fort Worth office will probably eventually be closed and those functions transferred to Bartlesville or elsewhere. However, we also have constraints with respect to what we can all do in West Houston because we're in the process of not only renovating, but expanding our position at West Houston. We have to be careful that, first and foremost, we continue to operate the business in the right way, but directionally, you can see where we are headed. Another question.

Q: Can you explain the move to Bartlesville?

I get asked that question a lot over the years. Again, we feel very strongly about this centralization of the shared services concept. When we say "shared services," we're not talking about just in the United States. We're talking about the world and our ability to deliver back-office services such as human resources, IT and accounting with low turnover and at low cost. Our ability to service the company worldwide is pretty efficient. We have about 2,200 employees in Bartlesville. We announced, I think late last year, or the middle of last year, about 500 more employees moving to Bartlesville, so we'll have the capability of handling more in our West Houston complex. We have quite a number of employees that are in other locations outside of the West Houston complex and we're trying to bring them all together at one centralized location and that's where we can move forward by moving additional shared services up to Oklahoma. If you want to know more about this, I guess we have fairs -- not job fairs -- but fairs about the locations in West Houston as well as Bartlesville.

Q: What about the ConocoPhillips comp and benefit programs?

John Lowe went through this. The slides will be obviously made available to you, but we have a lot to do with respect to communicating exact benefits to individual employees. This was just a start. We understand we have a lot of work to do around communication and we will do that in a very open way as quickly as we can.

Q: Can you talk about ConocoPhillips' work schedules and dress code?

Obviously, I didn't get the message today. I thought it said to me, "wear a coat and tie" and so I showed up in a coat and tie. Not many other people did, but you know, it's not the first time that I'm out of step with everyone else. What we do is business casual. I know Burlington Resources is also business casual. Obviously, when you have guests or others coming in, you dress appropriately.

With respect to the 9/80 vs.19/30, I guess it will come out in time on how that's all worked out with employees. But obviously, we understand the importance of flexible schedules and the difficulties at times with making appointments when you live and work in a large community like Houston. Another question:

Q: What's the criteria for making investment decisions at ConocoPhillips?

I come from a financial background and any opportunity that we really believe is good and makes sense for the company strategically and long term, and is a great stride for the shareholder, we'll do. We'll find the money to do it. In the past, we've been pretty aggressive in that regard, but still we do a pretty rigorous approach with respect to this. If it fits strategically, we ask do we like it, is it a good-quality asset, is it a good investment opportunity? We do qualitative and quantitative risk assessments, political risks, all of that. We'll continue to do that, but I don't think you're going to find that this is necessarily any different than what Burlington has done historically over time.

Q: Are there any planned sales of BR assets?

I think I've already addressed that. We like the assets of ConocoPhillips; we like the assets of Burlington. So, we don't have plans to sell assets.

Q: What are the Burlington employee retention programs?

The merger agreement provided for a retention program because we know the competitive nature of human resources in the world and certainly within certain disciplines, but the success of our combined company again goes back to the importance of having our people, our human resources, all the technology and financial resources.

Q: When will we get an integration time line or a list of milestones?

John and Randy, I guess, what's the answer to that? The answer was: We're working on it and it will happen soon, which may be acceptable from you (Randy and John) to me, but it's not acceptable for most employees. We will see to it -- Randy?

RANDY LIMBACHER
---------------
In a nutshell, our next integration meeting is on the 19th of this month. We've asked each of our teams to come back and give a proposed time line. The planning people are going to integrate those time lines and hopefully, we'll be able to get back to you with something more specific. I'll jump the gun on them. I mean, everybody in this room is saying: "Hey, I want to know what's going to happen to me and when." And what we're targeting right now is for everybody to have that information in hand by April 1. We've got to work our way backwards from there. The HR people are working very, very hard to mesh these things together. So, be patient. We're moving fast on this.

JAMES J. MULVA
--------------
Randy, thank you. Hopefully, I have tried to convey to you to some extent ConocoPhillips -- where we've come from, how we were formed -- the excitement that I really have about what we're going to become. I've said this actually over the last 10, 20, 30 years. I've worked for the company now coming up in June, 33 years, but I really would say that because of the growth and development of the company, I can't see a more exciting time for our company going forward -- our combined company going forward -- and the opportunities for individuals to participate not only where you are today, but where you may want to be tomorrow or the next day, even so far as different business lines and other parts of the world. It's truly exciting in that regard. This really concludes what we had for our overview today at the Town Hall Meeting. I really look forward to coming back pretty routinely and more quickly and definitely in smaller groups. I wish I could be even more open about the company, but again for regulatory reasons, I can't until the transaction is approved. Until then, I know Bobby, myself, and Randy appreciate the professionalism and the importance of the company in terms of meeting expectations. Making sure everything's done in a safe and reliable way is important.

One other thing, I did say that I wanted to make sure I cover the culture of the company. The culture of the company as I look at it is that the company comes first. The individual comes second. It doesn't mean the individual employee's not important. Yes, we all have confidence, we all have egos, but most importantly if we want to see the company become successful, we stress team work, we stress relationships. And we do have strong faith in the development of the company. Employees certainly will be recognized and we want to see the growth and development of each employee so that they can become what they want to become. So, I'm going to stop for now and I think, Bobby, you're going to close it out. Thank you very much for a very nice, warm welcoming to myself and to the integration teams over the last several weeks. We couldn't have asked for anything more and hopefully, in a reciprocal way, I hope that we are responding and opening up in a transparent way that is welcoming to each and every employee of Burlington. Thank you. (Applause)

BOBBY SHACKOULS
---------------
Thank you, Jim and John. I really appreciate you taking time out of your busy schedules and I'd like to ask all of you to join me in thanking them as well. (Applause)

That concludes this presentation.

     (Town Hall Meeting concluded)

------------------------------------------------------------------------------


             CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING
       INFORMATION FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE
              PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

          Except for the historical and factual information contained herein, the matters set forth in this filing, including statements as to the expected benefits of the acquisition such as efficiencies, cost savings, market profile and financial strength, timing expectations to complete the merger, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates, "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by Burlington Resources shareholders and regulatory agencies, the possibility that the anticipated benefits from the acquisition cannot be fully realized, the possibility that costs or difficulties related to the integration of Burlington Resources operations into ConocoPhillips will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of ConocoPhillips' and Burlington Resources' reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Burlington Resources Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                ADDITIONAL INFORMATION AND WHERE TO FIND IT

          In connection with the proposed transaction, ConocoPhillips has filed a preliminary registration statement on Form S-4, Burlington Resources will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4, PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE MERGER. Investors may obtain free copies of the Form S-4, proxy statement and the other documents at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by ConocoPhillips free of charge by contacting ConocoPhillips Shareholder Relations Department at (281) 293-6800, P.O. Box 2197, Houston, Texas, 77079-2197.
You may obtain documents filed with the SEC by Burlington Resources free of charge by contacting Burlington Resources Investor Relations Department at
(800) 262-3456, 717 Texas Avenue, Suite 2100, Houston, Texas 77002, e-mail:
IR@br-inc.com.

                 INTEREST OF CERTAIN PERSONS IN THE MERGER

          ConocoPhillips, Burlington Resources and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Burlington Resources' stockholders in connection with the merger. Information about the directors and executive officers of ConocoPhillips and their ownership of ConocoPhillips stock will be set forth in the proxy statement for ConocoPhillips' 2006 Annual Meeting of Stockholders. Information about the directors and executive officers of Burlington Resources and their ownership of Burlington Resources stock is set forth in Burlington Resources' proxy statement for its 2005 annual meeting, which was filed with the SEC on March 10, 2005. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger.

          Investors should read the Form S-4 and proxy statement carefully before making any voting or investment decision.